Pursuant to Rule 424(b)(3)
                                                 Registration File No. 333-31058

                           Prospectus Supplement No. 1
                                       to
                         Prospectus Dated March 17, 2000
                        69,107 Shares of Common Stock of
                         Automatic Data Processing, Inc.

         This prospectus supplement relates to the prospectus dated March 17, 2000 (the "Prospectus") which relates to 178,228 shares of Common Stock (the "Common Stock") of Automatic Data Processing, Inc. registered for resale on behalf of the selling stockholders listed in the Prospectus.

         The Common Stock may be sold from time to time by the selling stockholders, or by pledgees, donees and transferees or other successors in interest. Such sales may be made directly or through broker-dealers acting as principal or agent. The methods by which the Common Stock may be sold include:
(a) privately negotiated transactions, (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to the Prospectus and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers.

         Donaldson, Lufkin & Jenrette Securities Corporation, as agent, has resold or will resell an aggregate of 69,107 shares of Common Stock on behalf of a transferee of one of the selling stockholders and in the manner described in the Plan of Distribution.

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            The date of this Prospectus Supplement is April 7, 2000.